EXHIBIT 99.1

Patriot National Bancorp Files March 2016 10-Q

STAMFORD, Conn., May 16, 2016 (GLOBE NEWSWIRE) -- Fairfield County-based Patriot National Bancorp, Inc. (“Bancorp” or the “Company”) (NASDAQ:PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today reported that it filed its Form 10-Q as of March 31, 2016, with the U.S. Securities and Exchange Commission, following a review by the Bank’s independent auditors.  Key highlights include net income of $653,000 for the first quarter, or $0.17 basic income and $0.16 diluted income per share.  This is compared to $289,000 a year ago, or $0.07 basic and diluted income per share. In the fourth quarter of 2015, the Company reported $532,000 net income, or $0.14 basic and diluted income per share.  This is a 126% increase in earnings over the same period last year and a 23% increase over the prior quarter.

As of March 31, 2016, total assets have decreased slightly to $636 million, compared to $654 million at December 31, 2015 and $647 million at March 31, 2015.

About Patriot National Bancorp, Inc.

Patriot National Bancorp, Inc. operates as the holding company for Patriot Bank, N.A. which provides consumer and commercial banking services to individuals, small and medium-sized businesses and professionals. The Company's lending activities are conducted principally in Fairfield and New Haven Counties in Connecticut and Westchester County in New York. Patriot Bank, N.A. currently operates 10 full service branches, 8 in Connecticut and 2 in New York. Both Patriot Bank, N.A. and Patriot National Bancorp, Inc. are headquartered in Stamford, Connecticut. Patriot Bank, N.A. was founded in 1994.

Investor Relations Contacts:

Patriot Bank, N.A.
Kenneth T. Neilson, President & CEO, 203-252-5962
Neil M. McDonnell, Executive Vice President & CFO, 203-252-5938

Media Contacts:

Butler Associates, LLC Public Relations
Tom Butler 646-213-1802 / TButler@ButlerAssociates.com
Kaylyn Alexander 646-213-1366 / KAlexander@ButlerAssociates.com